Exhibit (c)(5)

Confidential

Illustrative Hypothetical Strategic Alternatives for GLIB

	Merge GLIB with LBRD	Sell or Merge GLIB with Charter	Sell GCI OPCO	Sell GLIB to Party Other than LBRD/Charter
Benefits	■ Simplified corp structure ■ Tax-efficient distribution of LBRD shares to GLIB ■ Expense synergies ■ Greater liquidity	■ Potential interest by CHTR in repurchasing large block of CHTR shares ■ Potential interest in GCI OPCO with synergies	■ Could appeal to strategics, infra funds and PE ■ Potential to get higher price for GCI OPCO vs packaged with other GLIB assets	■ Other acquirers are theoretical
Considerations	■ Investment company considerations	■ Interest in *indirect* ownership of CHTR shs ■ Accounting implications for CHTR shs outstanding given indirect ownership ■ Ultimate opportunity to repurchase CHTR shs controlled by Malone ■ Cash deal would have substantial tax implications ■ Interest in LendingTree ■ Discussions with CHTR could risk GLIB / LBRD merger	■ GCI OPCO sale taxable ■ Converts GLIB into investment company, precluding tax-free LBRD merger ■ LBRD merger taxable, but CHTR merger tax-free	■ Limited buyer universe with no synergies ■ Large deal with mix of assets with low tax basis ■ Buyer would be challenged to unlock discounted NAV, especially value of LBRD shares
Representative Potential Counterparties	Liberty BROADBAND	Charter COMMUNICATIONS	altice, at&t, Cable One, Charter, COMCAST, COX, T-Mobile, verizon **Infra / Private Equity** APOLLO, EC PARTNERS, Blackstone, Brookfield, digitalcolony, EQT, ifm, KKR, MACQUARIE, PGGM, SEARCHLIGHT, STONEPEAK, TPG	APOLLO, Blackstone, CPP Investments, KKR, ONTARIO TEACHERS' PENSION PLAN, SILVERLAKE, SoftBank, TPG

EVERCORE

1

GCI Liberty